Exhibit 5.1

STRADLING YOCCA CARLSON & RAUTH, P.C. 4365 EXECUTIVE DRIVE, SUITE 1500 SAN DIEGO, CA 92121 SYCR.COM	NEWPORT BEACH 949.725.4000 SACRAMENTO 916.449.2350 SAN DIEGO 858.926.3000	SAN FRANCISCO 415.283.2240 SANTA BARBARA 805.730.6800 SANTA MONICA 424.214.7000

February 5, 2013

Single Touch Systems Inc.
100 Town Square Place, Suite 204
Jersey City, NJ 07310

Re: Single Touch Systems Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-1 being filed by Single Touch Systems Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission, on the date hereof (and as may be amended or supplemented, the “Registration Statement”) in connection with the offering from time to time by certain holders of 20,440,000 shares of the Company’s Common Stock (the “Selling Stockholder Shares”).

We have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the authorization, issuance and sale of the Selling Stockholder Shares.

Based on the foregoing, it is our opinion that the Selling Stockholder Shares have been duly authorized by all necessary corporate action of the Company, and (a) to the extent such Selling Stockholder Shares have already been issued, are outstanding shares, validly issued, fully paid and nonassessable, and (b) to the extent such Selling Stockholder Shares have not already been issued will be (subject to issuance upon conversion of the applicable convertible promissory note or exercise of the applicable warrant in accordance with its terms, including if applicable the payment of the indicated exercise price) outstanding shares, validly issued, fully paid and nonassessable.

The foregoing opinion is expressly subject to the assumption that the Company does not, notwithstanding its current reservation of the shares of Common Stock underlying such convertible promissory notes and warrants, issue to any person so many shares of Common Stock before conversion of such convertible promissory notes and/or exercise of such warrants that there are not enough remaining authorized but unissued shares of Common Stock for the issuance of Selling Stockholder Shares upon such conversion and/or exercise.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

Single Touch Systems Inc.
February 5, 2013
Page Two

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the selling holders, the convertible promissory notes, the warrants, the Selling Stockholder Shares or the Registration Statement.

This opinion letter is based on the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind involved, including customary practice as described in bar association reports.

Very truly yours,

/s/ Stradling Yocca Carlson & Rauth

STRADLING YOCCA CARLSON & RAUTH